14755 Preston Road, Suite 105

Dallas, Texas 75254

January 12, 2016

J. Brett Pope

6009 Kettering Ct

Dallas, TX 75248

Dear Brett:

This Letter Agreement confirms our discussions, understanding, and agreement with respect to the termination of your employment with SWK Holdings Corporation (the “Company”). As discussed, you will receive the package, set forth below, provided that you (1) continue to work until the Termination Date; (2) submit your resignation effective on the Termination Date, and (3) sign a General Release (the form of which is attached to this Letter Agreement at Exhibit A). This Letter Agreement sets forth the rights and obligations of both you and the Company with respect to said termination, as follows:

1.                  Termination of Employment.

Effective as of January 12, 2016, (the “Termination Date”), your employment with the Company as Chief Executive Officer (“CEO”) shall terminate. The Company agrees to accept your resignation from the position of CEO effective as of the Termination Date. Additionally, the Company will accept your resignation from the Board of Directors of the Company (the “Board”), effective as of the Termination Date. You do not claim nor shall you claim any further right to employment by the Company after the Termination Date.

2.                  Separation Package/Benefits.

(a)                Stock Options. Pursuant to Section 5.6 of the SWK Holdings Corporation 2010 Equity Incentive Plan (“Plan”), you may exercise no later than three (3) months after the Termination Date, the vested and unexercised stock options granted to you on May 14, 2012. Although your stock option award requires you to make a cash payment upon exercise your vested options in an amount equal to the exercise price of the option multiplied by the number of options being exercised, the Company has approved a cashless exercise of your vested stock options, as permitted under Section 11 of the Plan. As a result, you will be able to exercise your options without having to pay the cash amount of $155,625.00 you would have otherwise had to pay under the terms of the Plan and of your award agreement under the Plan in order to exercise your options. This concession, made by the Company pursuant to the discretion granted under the terms of the Plan, is made in consideration for the execution of this Agreement.

(b)               Accrued Vacation Pay. Effective as of the Termination Date, the Company shall pay you (i) an aggregate amount of Nine Thousand two hundred thirty dollars and seventy-seven cents ($9,230.77), less applicable withholding taxes, with respect to your accrued and unused vacation earned through the Termination Date, and (ii) reimbursement for any unreimbursed business expenses, not to exceed One Thousand Dollars ($1000.00) in the aggregate, that are properly submitted for review and approval no later than January 31, 2016.

3.                  Compensation and Wages.

You acknowledge and agree that, except as specifically stated in this Letter Agreement, all wages, compensation, accrued vacation, personal leave time, and all other compensation and benefits of any kind have been paid to or waived by you in full and no other sums of any kind are due by the Company to you.

4.                  Cooperation.

You agree, for a period of one (1) year from the Termination Date (the “Cooperation Term”), to cooperate fully with the Company and its Board, auditors, attorneys, insurance companies and agents concerning requests for information about the business of SWK Holdings Corporation and/or your involvement and participation therein; the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company; and in connection with any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences relating to business matters or other work-related issues that transpired while you were employed by the Company.

Your full cooperation shall include, but not be limited to, being available to meet and speak with officers, Board members, or employees of the Company and/or its counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing.

5.                  Non-solicitation covenant. You hereby expressly covenant and agree that for a period of two (2) years following the Termination Date, you will not, without written consent of the Company, directly or indirectly contact, approach or solicit, for the purpose of offering employment to or hiring (whether as an Executive, consultant, agent, independent contractor or otherwise) or actually hire any Person who is or has been employed or retained by the Company within the final twelve months of your employment, or induce or attempt to induce any current customer, supplier or other business relation of the Company or any former customer, supplier or other business relation of the Company which did business with the Company during the final twelve months of your employment into any business relationship which would harm the Company’s business. For the avoidance doubt, the term other business relationship shall include any entity related to or associated with a proposed transaction that has been classified as an “A” or “B”on the deal pipeline sheet prepared by management for presentation to the Investment Committee.

6.                  Non-competition covenant. You hereby expressly covenant and agree that for a period of one (1) year following the Termination Date, you will not, within or with respect to the restricted area of the United States and Canada, directly or indirectly own, operate, lease, manage, control, participate in, consult with, advise, permit his name to be used by, provide services for, raise capital for, or in any manner engage in any pharmaceutical or medical product financing business , including the monetization of royalties on such products, in competition with the business of the Company. For the avoidance of doubt, you will not be prohibited from proving temporary consulting or advisory to entities for which pharmaceutical or medical product financing business, including the monetization of royalties on such products, is not a material part of their business.

7.                  Acknowledgement of Reasonableness and Effectiveness of Restrictive Covenants.

(a)          You acknowledge that compliance with the restrictive covenants contained herein is reasonable and necessary to protect the Company’s legitimate business interests.

(b)          You acknowledge that a breach of your obligations under this Letter Agreement will result in great, irreparable and continuing harm and damage to the Company for which there is no adequate remedy at law.

(c)          You agree that in the event that you breach this Letter Agreement, the Company shall be entitled to seek, from any court of competent jurisdiction, preliminary, temporary, and permanent injunctive relief to enforce the terms of this Letter Agreement, in addition to any and all monetary damages allowed by law, against you.

(d)           In the event that you violate this non-solicitation covenant contained in Sections 5 and 6 of this Letter Agreement, you agree that the term of such covenants shall be automatically extended for a period equal to the period during which you are in violation of such covenants.

8.                  Confidentiality of this Letter Agreement; Return of Company Property. You will keep confidential and will not release or divulge, either orally or in writing to any person, except as may be required by law or regulation or by order of any court, this Letter Agreement or any provision hereof or any information with respect thereto; provided, that nothing contained herein will prohibit you from disclosing the terms of this Letter Agreement to your attorneys, accountants, or financial advisors. Additionally, you agree that, on or before January 12, 2016, you will return to the Company all records, files, equipment, laptops, desk or file keys, office keys, cell phones, credit cards, computer programs or disks, or other Company property that is in your possession, custody or control.

9.                  Non-disparagement covenant. You hereby expressly covenant that you will not make any malicious, disparaging or false remarks about SWK Holdings Corporation. You further agree not to disparage any of the Company’s past and present investors, officers, directors and employees or any of its Affiliates. The Company agrees to instruct its investors, officers, directors and employees holding the title of Vice-President, Managing Director or equivalent, not to disparage you.

10.              Sufficiency of Consideration.

You acknowledge and agree that the consideration provided hereunder by the Company is not required under its standard policies, and you know of no other circumstances, other than your agreeing to the terms of this Letter Agreement, that would entitle you to receive such consideration.

11.              General Provisions.

(a)        Withholding. The Company shall withhold from any amounts payable under this Letter Agreement such federal, state and local taxes as may be required or permitted to be withheld pursuant to any applicable law or regulation.

(b)       Entire Agreement. This Letter Agreement and Exhibit A attached hereto constitutes the sole and complete understanding of you and the Company with respect to the subject matter hereof. You and the Company represent to each other that in executing this Letter Agreement, you and the Company do not rely and have not relied upon any representation or statement not set forth herein made by any other person with regard to the subject matter, basis or effect of this Letter Agreement.

(c)        Amendment; Waiver; Successors. No amendment, modification or alteration of the terms and provisions of this Letter Agreement shall be binding unless the same shall be in writing and duly executed by you and the Company. No waiver of any of the provisions of this Letter Agreement shall be deemed to or shall constitute a waiver of any other provision hereof. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof. This Letter Agreement shall be binding upon the parties hereto and their respective heirs, successors, trustees, administrators, transferees and assigns.

(d)       Governing Law and Venue. All questions concerning the construction, validity and interpretation of this Letter Agreement and the exhibits hereto will be governed by and construed in accordance with the domestic laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. Any lawsuit arising out of or in any way related to this Agreement to the parties’ relationship hereunder shall be brought only in those state courts or federal courts having jurisdiction over actions arising in Dallas County in the State of Texas and the United States District Court for the Northern District of Texas.

(e)        In the event that any one or more of the provisions of this Letter Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. You and the Company agree that the covenants contained in Sections 5 and 6 are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and enforce the remainder of these covenants as so amended.

(f)             Non-Admission. Nothing contained in this Letter Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

(g)            Non-Waiver. A failure of either you to insist on strict compliance with any provision of this Letter Agreement shall not be deemed a waiver of such provision or any other provision hereof.

(h)            Headings. The headings of the sections contained in this Letter Agreement are for convenience of reference only and shall not be deemed to control or affect the meaning or construction of any provision of this Letter Agreement.

(i)              Counterparts. This Letter Agreement may be executed by one or more of the parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy of such party's executed counterpart of this Letter Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

(j)              Legal Advice, Reliance. You agree that you have had a full and fair opportunity to review this Letter Agreement, and to discuss this Letter Agreement with an attorney of your own choosing prior to signing it, and you sign it knowingly, voluntarily, and without duress or coercion. Further, in executing this Letter Agreement, you agree that you have not relied on any representation or statement not set forth in this Letter Agreement.

(k)            Section 409A. This Letter Agreement is intended to meet or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Specifically, each payment under this Letter Agreement is intended to be excepted from Section 409A of the Code, including, but not limited to, by compliance with the short-term deferral exception as specified in Treasury Regulation § 1.409A-1(b)(4), or in compliance with Section 409A of the Code, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treasury Regulation § 1.409A-3(i)(1)(v), and the provisions of this Letter Agreement will be administered, interpreted and construed accordingly. For purposes of this Letter Agreement, “termination of employment” means a “Separation from Service” under Treasury Regulation Section 1.409A-1(h). Notwithstanding any other provision of this Letter Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid in accordance with the following: (a) if you are “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i) of the Code, then no such payment shall be made or commence during the period beginning on the date of your Separation from Service and ending on the date that is six months following your Separation from Service or, if earlier, on the date of your death. The amount of any payment that would otherwise be paid to you during this period shall instead be paid on the fifteenth day of the first calendar month following the end of the six-month period; and (b) payments with respect to reimbursements of expenses shall be made in accordance with Company policy and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred.

If this Letter Agreement correctly sets forth your understanding of our agreement with respect to the foregoing matters, please so indicate by signing below on the line provided for your signature.

Very truly yours,

SWK Holdings Corporation

By: /s/ Winston L. Black
Name: Winston Black
Title: Managing Director

Acknowledged and agreed
as of the first date written above:

/s/ J. Brett Pope

J. Brett Pope

EXHIBIT A

General Release

(1)      Pursuant to and for the consideration set forth in that certain Letter Agreement dated January 12, 2016, I, J. Brett Pope, hereby fully waive and release, on behalf of myself, my heirs, executors, attorneys, administrators, agents, representatives, trustees, administrators, successors and assigns, any and all claims, demands, causes of action, damages, losses and expenses I may have against SWK Holdings Corporation (“SWK Holdings” or “the Company”), its affiliates and subsidiaries, and all of their respective directors, officers, members, agents, employees, attorneys, accountants, successors, assigns, legal representatives, executors and administrators, past and present, and each and every one of them, in their individual and corporate capacities as such (collectively, the “Releasees”) from any and all claims which I had, may have had, or now have against the Company, the Releasees, collectively or any member of the Releasees individually, for or by reason of any matter, cause or thing whatsoever, including, without limitation, any claims arising out of or attributable to my employment or the termination of my employment with SWK Holdings Corporation, any claims for wrongful termination, unjust dismissal, defamation, libel or slander, or under any applicable federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, sexual preference or any other factor. This release of claims includes, but is not limited to, all claims arising under: the Age Discrimination in Employment Act of 1967 (the “ADEA”, a law which prohibits discrimination on the basis of age); the National Labor Relations Act; Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990; the Civil Rights Act of 1991; the Employee Retirement Income Security Act of 1974; the Family Medical Leave Act; the Equal Pay Act; all as amended, and all other federal, state and local labor and anti-discrimination laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. Notwithstanding the foregoing, this release shall not apply to any claims that arise under or are in connection with (i) this release, (ii) employee benefit plans of general applicability in which I participated as of the date of the termination of my employment, (iii) my rights, if any, to indemnification by the Company under the articles, by-laws, policies or other agreements or applicable law, and (iv) any claim that cannot be waived under applicable state or federal law. As used in this release, the term “claims” shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

A-1

(2)      I represent and warrant that I have not filed or permitted to be filed against the Releasees, any member of the Releasees individually or the Releasees collectively, any complaint, charge, claim, suit, action or proceeding before any local, state or federal court or other body (each individually, a “Proceeding”). I further represent and warrant that I am not aware of any basis on which such a Proceeding could reasonably be instituted. I covenant and agree that I will not initiate or cause to be initiated on my behalf any Proceeding at any time hereafter with respect to the subject matter of this release and claims released pursuant to this release (including, without limitation, any claims relating to my employment by the Company or the termination of same), except as may be necessary to enforce this release, to obtain benefits described in or granted under the Letter Agreement, to seek a determination of the validity of the waiver of my rights under the ADEA or as required by law. Except as otherwise provided in the preceding sentence, I will not voluntarily participate in any judicial proceeding of any nature or description against the Releasees, any member of the Releasees individually or the Releasees collectively as of the Effective Date (defined below). I hereby waive any right I may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, I understand that, by executing this release, I will be limiting my right to pursue certain claims and the availability of certain remedies I may have against the Releasees, any member of the Releasees individually or the Releasees collectively. Notwithstanding the above, nothing in this release shall prevent me from initiating or participating in an investigation or proceeding conducted by the EEOC.

(3)      Extent of Release. I acknowledge that this release is valid whether a potential claim arises under any federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Family and Medical Leave Act, the Florida Civil Rights Act, and all other statutes regulating the terms and conditions of my employment), regulation or ordinance, under the common law or in equity (including any claims in tort or under contract for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between SWK Holdings and me.

(4)      Older Workers’ Benefit Protection Act. With respect to any potential claim by me under the ADEA, this release is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). I was advised to consult with an attorney before executing this release.

(5)      Acknowledgments/Time to Consider. I acknowledge and agree that (i) I have read and understand the terms of this release; (ii) I have been advised in writing to consult with an attorney before executing this release; (iii) I have obtained and considered such legal counsel as I deem necessary (if any); (iv) I have been given at least twenty-one (21) days to consider whether or not to enter into this release (although I may elect not to use the full 21-day period at my option); and (v) by signing this release, I acknowledge that I do so freely, knowingly, and voluntarily.

A-2

(6)      Revocation/Effective Date. This waiver of ADEA claims shall not become effective or enforceable until the eighth (8th) day after I sign this release. In other words, I may revoke my waiver of any potential ADEA claims within seven (7) days after the date I sign this release. My revocation must be in writing and received via facsimile transmission by January 19, 2016, Fax: (972) 687-7255, no later than 5:00 p.m. (CST) in order to be effective. If I do not revoke within the seven (7) day period, my waiver of any ADEA claims shall become binding and enforceable on the eighth day after I sign it (the “Effective Date”). I acknowledge and agree that, if I revoke the release in a timely manner, the Letter Agreement shall not be effective, and I will not be entitled to receive the payments and other consideration set forth in Section 2(a) of the Letter Agreement.

This release shall not in any way be construed as an admission by SWK Holdings, of any liability or acts of wrongdoing or discrimination.

Dated this 12th day of January, 2016

J. Brett Pope

STATE OF TEXAS

COUNTY OF       _____________

Before me, personally appeared J. Brett Pope, who being duly sworn, deposes and says, that he is the person named in the foregoing release, that he has read the same, knows the contents thereof and the same is true.

SWORN to and subscribed before me, this 12th day of January, 2016.

Notary Public, State of Texas
Print Name:
My commission expires:
Commission No.:

Personally known ____ OR Produced ID ____. Type of ID:

A-3